UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                         ------------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of earliest event reported) March 12, 2001


                                    001-13836
                            (Commission File Number)


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                             TYCO INTERNATIONAL LTD.
             (Exact name of registrant as specified in its charter)


             Bermuda                                        Not applicable
      (State of Incorporation)                              (IRS Employer
                                                         Identification Number)


   The Zurich Centre, Second Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda
              (Address of registrant's principal executive office)


                                  441-292-8674*
                         (Registrant's telephone number)


                         ------------------------------

*The executive offices of the Registrant's principal United States subsidiaries are located at One Tyco Park, Exeter, New Hampshire 03833. The telephone number there is (603) 778-9700.

ITEM 5.     Other Events

            On March 13, 2001, Tyco International Ltd. ("Tyco"), a Bermuda company, announced that its wholly owned subsidiary Tyco Acquisition XIX (NV) ("Acquiror"), a Nevada corporation, and The CIT Group, Inc., a Delaware corporation ("CIT"), have entered into an Agreement and Plan of Merger dated as of March 12, 2001 (the "Merger Agreement"), pursuant to which Tyco will acquire CIT through the merger of CIT with and into Acquiror. Acquiror, the surviving company in the merger, will change its name to CIT.

            In the merger, CIT stockholders will receive 0.6907 Tyco common shares, par value $.20 per share, for each of CIT's outstanding shares of common stock, par value $.01 per share. The transaction is valued at $35.02 per share to the CIT shareholders, or approximately $9.2 billion, based on Tyco's March 12, 2001 closing price on the New York Stock Exchange of $50.70 per share. The merger is intended to be a tax-free stock-for-stock exchange. Consummation of the merger is subject to satisfaction of certain conditions, including the receipt of regulatory approvals, adoption of the Merger Agreement by the stockholders of CIT and other customary closing conditions. The Merger Agreement imposes non-solicitation obligations on CIT and provides for protective provisions with respect to a competing transaction proposal.

            Acquiror has also entered into a Stock Purchase Agreement with the Dai-Ichi Kangyo Bank, Limited ("DKB") dated as of March 12, 2001 (the "DKB Agreement"), for the purchase by Acquiror of DKB's 71 million shares of CIT common stock (constituting approximately 27% of the outstanding shares) at a price of $35.02 per share in cash. Pursuant to the DKB Agreement, DKB has granted Acquiror its proxy, and agreed to vote its shares as directed by Acquiror, in favor of the Merger Agreement and against, among other things, any action that would result in a breach of the Merger Agreement or that is intended to or could reasonably be expected to impede the merger, the Merger Agreement or the DKB Agreement. The closing of Acquiror's purchase of CIT stock under the DKB Agreement is conditioned on satisfaction or waiver of the conditions to the merger and will occur immediately prior to the consummation of the merger.

            The obligations of Acquiror under the transaction agreements are unconditionally guaranteed by Tyco.

            On March 13, 2001, Tyco and CIT filed a joint press release with respect to the foregoing matters, which is filed as Exhibit 99.1 hereto and incorporated by reference herein.

ITEM 7.     Financial Statements, Pro Forma Financial Information and Exhibits

            (c)   Exhibits.

Exhibit Number                  Title
--------------                  -----

   99.1              Press Release dated March 13, 2001.


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

                                   SIGNATURES


            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                    TYCO INTERNATIONAL LTD.


                                    By:   /s/ Mark H. Swartz
                                         ---------------------
                                          Mark H. Swartz
                                          Executive Vice President and
                                          Chief Financial Officer
                                          (Principal Financial and Accounting
                                           Officer)

Date:  March 15, 2001


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

                                  Exhibit Index


Exhibit Number                    Title
--------------                    -----

    99.1              Press Release dated March 13, 2001.


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